EXHIBIT 99





For Immediate      Contact:
Release

February 7, 2002   Karen A. Warren (Investor Relations)   401-727-5401
                   Wayne S. Charness (News Media)         401-727-5983



          HASBRO REPORTS FULL-YEAR AND FOURTH QUARTER 2001 EARNINGS

                     RETURNS TO FULL YEAR PROFITABILITY

      Pawtucket, RI (February 7, 2002) -- Hasbro, Inc. (NYSE:HAS) today announced net earnings for the year of $72.1 million or $0.42 per diluted share, excluding an $11.3 million or $0.07 per diluted share loss in Argentina related to the deteriorating business environment and the impact of the peso devaluation. These results also exclude a $1.1 million cumulative effect of an accounting change that was implemented under FASB 133. Excluding these items, the results are in line with consensus estimates for the year. On a reported basis, net earnings for the year were $59.7 million or $0.35 per diluted share. In the comparable period last year the company reported a net loss of $144.6 million or $0.82 per diluted share; these results included $146.1 million of pre-tax charges related to Consolidation Programs, and a pre-tax charge of $44 million associated with the sale of Hasbro Interactive and Games.com.

     For the year, net revenues worldwide were $2.9 billion compared to $3.8 billion in 2000. Reductions in revenue from POKEMON, Furby and the sale of Hasbro Interactive were $1.1 billion for the year. Excluding these three product lines, revenue increased $127 million or 5% for the year. Total fourth quarter net revenues were $988.7 million compared to $1.2 billion a year ago. Reductions in revenue from POKEMON, Furby and the sale of Hasbro Interactive were $215 million. Excluding these three product lines, revenue increased $41.3 million or 5% for the quarter.

     "2001 was a year of significant accomplishments for Hasbro. We delivered on our commitment to return to profitability this year, in spite of a very challenging economic and retail environment, particularly in the fourth quarter," said Alan G. Hassenfeld, Chairman and Chief Executive Officer.

       "As we previously stated, we became a smaller but more profitable company in 2001, as we continued to reduce our dependency on major licensing products. In addition, we delivered a strong portfolio of products in Hasbro owned and controlled brands during the second half of the year," Hassenfeld continued.

     Reported net earnings for the fourth quarter were $52.5 million or $0.30 per diluted share, including the impact of Argentina. In the comparable period last year the company reported a net loss of $180.1 million or $1.05 per diluted share. The 2000 results include $146.1 million of pre-tax charges related to Consolidation Programs and the write-down of $44.0 million associated with the sale of Hasbro Interactive and Games.com.

     In the fourth quarter the Company completed the sale of $250 million in original principal amount of 2.75% Convertible Senior Debentures due in 2021. The Company used the proceeds to purchase $225 million in principal amount of 7.95% Notes due in March 2003, with the remaining proceeds used to reduce debt with longer maturities.

     As part of the company's focus on cash, Hasbro has managed inventories and receivables at a lower level and reduced capital expenditures. The Company ended the year with debt net of cash down by $300 million.

     For the year, the U.S. Toys segment increased revenues and was profitable, compared to a substantial loss last year. The Games segment continued to be profitable, although revenue declined due to POKEMON trading card games, the sale of Hasbro Interactive and weakness in lifestyle electronic products. International segment revenue declined year over year, resulting in lower operating profit versus the comparable period last year. Excluding POKEMON, FURBY and Hasbro Interactive, International revenue increased approximately 5%.

     Full year Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was $435 million, compared to $325 million before any charges and $267.9 million after charges in 2000.

     "As part of our program to improve long-term profitability and lower our break-even, we reduced expenses in continuing businesses in sales and marketing; research and development; and administrative functions by approximately $100 million. This is in addition to the reductions associated with the sale of Hasbro Interactive and exceeded the target we set at the end of 2000," said Alfred J. Verrecchia, President and Chief Operating Officer.

     "We are confident that we are making the right moves to make Hasbro leaner and more consistently profitable for our shareholders. We are pleased with achieving full year profitability in a difficult retail environment. Going forward, we continue to believe we can grow the business three to five percent per annum and we expect operating margins to return to historical levels of 10-11% by 2003 and would anticipate doing better in the long term. However, we continue to be concerned with the retail and economic environment in the first half of the year," Verrecchia concluded.

     The company will webcast its fourth quarter earnings conference call at 9:00 a.m. Eastern time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Corporate Info" from the home page, then click on "Investors", and then click on the webcast icon).

     Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.


Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "could", "expect", "intend", "look forward", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic conditions, including higher fuel prices, currency fluctuations and government regulation and other actions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results, and the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

EBITDA (earnings before interest, taxes, depreciation and amortization) represents operating profit less restructuring, plus depreciation and all amortization. EBITDA is not adjusted for all noncash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with generally accepted accounting principles, when measuring Hasbro's profitability or liquidity as more fully discussed in the Company's financial statements and securities filings.


                                     ###


                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS



  (Thousands of Dollars)

                                                    Dec.  30,        Dec. 31,
                                                      2001            2000
                                                   ---------       ---------
                   Assets

  Cash and Cash Equivalents                       $  233,095      $  127,115
  Accounts Receivable, Net                           572,499         685,975
  Inventories                                        217,479         335,493
  Other                                              345,545         431,630
                                                   ---------       ---------
  Total Current Assets                             1,368,618       1,580,213
  Property, Plant and Equipment, Net                 235,360         296,729
  Other Assets                                     1,765,001       1,951,517
                                                   ---------       ---------
  Total Assets                                    $3,368,979      $3,828,459
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $   34,024      $  226,292
  Current Installments of Long-term Debt               2,304           1,793
  Payables and Accrued Liabilities                   722,263       1,011,727
                                                   ---------       ---------
  Total Current Liabilities                          758,591       1,239,812
  Long-term Debt                                   1,165,649       1,167,838
  Deferred Liabilities                                91,875          93,403
                                                   ---------       ---------
  Total Liabilities                                2,016,115       2,501,053
  Total Shareholders' Equity                       1,352,864       1,327,406
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $3,368,979      $3,828,459
                                                   =========       =========


                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF OPERATIONS



(Thousands of Dollars and Shares Except Per Share Data)

                                   Quarter Ended             Year Ended
                                 ------------------    ---------------------
                                  Dec. 30,  Dec 31,      Dec 30,    Dec. 31,
                                   2001      2000         2001       2000
                                 --------  ---------   ----------  ---------
Net Revenues                    $ 988,729  1,162,744   $2,856,339  3,787,215
Cost of Sales                     427,515    616,094    1,223,483  1,673,973
                                 --------  ---------   ----------  ---------
Gross Profit                      561,214    546,650    1,632,856  2,113,242
Amortization                       33,608     59,118      121,652    157,763
Royalties, Research and
 Development                      111,573    209,265      335,358    635,366
Advertising                       101,496    171,256      290,829    452,978
Selling, Distribution and
 Administration                   194,628    237,043      675,482    863,496
Restructuring Charge               (1,795)    63,951       (1,795)    63,951
Loss on Sale of Business Units        -       43,965          -       43,965
                                 --------  ---------   ----------  ---------
Operating Profit (Loss)           121,704   (237,948)     211,330   (104,277)
Interest Expense                   26,361     34,215      103,688    114,421
Other (Income) Expense, Net        11,369      5,213       11,443      7,288
                                 --------  ---------   ----------  ---------
Earnings (Loss) Before Income
 Taxes and Cumulative Effect of
 Accounting Change                 83,974   (277,376)      96,199   (225,986)
Income Taxes                       31,489    (97,286)      35,401    (81,355)
                                 --------  ---------   ----------  ---------
Earnings (Loss) Before
 Cumulative Effect of
 Accounting Change                 52,485   (180,090)      60,798   (144,631)
Cumulative Effect of Accounting
 Change                               -         -          (1,066)       -
                                 --------  ---------   ----------  ---------
Net Earnings (Loss)              $ 52,485  $(180,090)  $   59,732  $(144,631)
                                 ========  =========   ==========  =========

Per Common Share
  Earnings (Loss) Before Cumulative
   Effect of Accounting Change
    Basic                        $   0.30  $   (1.05)  $     0.35  $   (0.82)
                                 ========  =========   ==========  =========
    Diluted                      $   0.30  $   (1.05)  $     0.35  $   (0.82)
                                 ========  =========   ==========  =========
  Net Earnings (Loss)
    Basic                        $   0.30  $   (1.05)  $     0.35  $   (0.82)
                                 ========  =========   ==========  =========
    Diluted                      $   0.30  $   (1.05)  $     0.35  $   (0.82)
                                 ========  =========   ==========  =========

  Cash Dividends Declared        $   0.03  $    0.03   $     0.12  $    0.21
                                 ========  =========   ==========  =========

Weighted Average Number of shares
  Basic                           172,428    171,820      172,131    176,437
                                 ========  =========   ==========  =========
  Diluted                         174,123    171,820      173,018    176,437
                                 ========  =========   ==========  =========